Exhibit 99.1

ANGIOTECH PHARMACEUTICALS, INC. ANNOUNCES FINANCIAL RESULTS

FOR THE FOURTH QUARTER ENDED DECEMBER 31, 2011

Vancouver, BC, March 29, 2012 — Angiotech Pharmaceuticals, Inc. (“Angiotech”) announced that it released its financial results for the fourth quarter ended December 31, 2011. Angiotech also announced that it implemented certain additional business strategy and operational changes during the fourth quarter to drive continued improvements in profitability, operating cash flows and growth of the Company’s most established Medical Device Technology product lines.

Angiotech will host a conference call discussing its fourth quarter financial results on Tuesday April 10, 2012 at 10:00 AM ET (7:00 AM PT). Details regarding the conference call can be found on Angiotech’s website at www.angiotech.com.

Upon the May 2011 completion of proceedings to restructure certain of Angiotech’s debt obligations, Angiotech appointed a new Board of Directors, and made selected changes to its senior management team. Through the balance of 2011, various changes were made to Angiotech’s business and operations. Such changes have improved liquidity, profitability, and financial stability, and established the foundation for continued improvement in 2012 and thereafter, in particular as it relates to Angiotech’s Medical Device Technologies business. Selected highlights from the fourth quarter and year ended December 31, 2011 include:

•                  Revenue. Angiotech’s Medical Device Technology product lines continued to show growth and stability in 2011, despite the business and liquidity challenges relating to Angiotech’s debt restructuring proceedings and reorganization initiatives. Excluding sales of certain products that were discontinued in early 2011, combined sales of all other products in our Medical Device Technologies segment increased by 5% for the year ended December 31, 2011 as compared to 2010. With the most significant challenges and change initiatives being concluded, Angiotech expects that Medical Device Technologies revenue growth may accelerate in 2012 as compared to 2011. Angiotech’s royalty revenue received from licensed technologies also stabilized in the second half of 2011. For the quarter ended December 31, 2011, royalty revenue derived from our partner Boston Scientific’s sales of TAXUS® coronary stent products showed a sequential increase as compared to the immediately preceding quarter, for the first time in 14 quarterly periods.

•                  Adjusted EBITDA and Debt Reduction. For the quarter and year ended December 31, 2011, Angiotech recorded Adjusted EBITDA of $14.8 million and $49.8 million, respectively, which represent increases of 33% in each respective period as compared to the same periods in 2010.  In addition, outstanding borrowings under Angiotech’s revolving credit facility were reduced to a nominal amount during the fourth quarter, as compared to total outstanding borrowings under the facility of $22.0 million at the conclusion of Angiotech’s debt restructuring activities in May 2011. As at December 31, 2011, Angiotech’s ratio of Net Debt to last 12 months Adjusted EBITDA was 6.1, and calculated based on annualizing Angiotech’s fourth quarter 2011 Adjusted EBITDA was 5.1, representing significant reductions in total leverage as compared to a ratio of Net Debt to last 12 months Adjusted EBITDA of 14.5 as at December 31, 2010.

•                  Operating Cash Flow and Liquidity. During the fourth quarter ended December 31, 2011, Angiotech recorded $11.3 million in positive operating cash flows. This was the second consecutive quarter during which Angiotech generated positive operating cash flows. This significant improvement in operating cash flows has accompanied other improvements in Angiotech’s total liquidity and capital resources. As at December 31, 2011, Angiotech reported cash and cash equivalents and short term investments of $25.4 million, and total available borrowing capacity of $21.3 million under its revolving credit facility, which represents a significant improvement in total available liquidity as compared to the $35.5 million of cash and cash equivalents and short term investments and nil available borrowing capacity reported upon the completion of the restructuring in May 2011. In addition, on March 12, 2012, due to improved operating results, Angiotech was able to amend its revolving credit facility to increase its borrowing capacity and operating flexibility. These amendments are expected to further improve the Company’s operating flexibility, liquidity and capital resources.

•                  Business Strategy and Cost Realignment. During the quarter ended December 31, 2011, Angiotech implemented additional changes to its business to emphasize initiatives that generate, or have greater potential to generate, higher near term profitability or profitable revenue growth. As a result, Angiotech has realigned its focus to certain of its most established Medical Device Technology product lines, and implemented a more balanced allocation of its sales, marketing and new product development resources across all product lines. In connection with these changes, in December 2011 Angiotech eliminated its anti-infective product, research and development program and certain other early stage research and development programs, and reduced its research headcount at its Vancouver, Canada facility. In addition, Angiotech also implemented further reductions in certain sales, marketing and administrative personnel. These reductions are expected to better align expense levels with Angiotech’s business model and capital structure, further improve profitability and operating cash flows during 2012 as compared to 2011, and are not expected to have any substantive impact on the Company’s revenue outlook for 2012.

Financial Information

This press release contains financial data derived from the audited consolidated financial statements for the eight months ended December 31, 2011 and year ended December 31, 2010. This press release should, therefore, be read in conjunction with our audited consolidated financial statements and Management’s Discussion and Analysis for the eight months ended December 31, 2011, which were filed on Form 10-K on March 29, 2012 with the United States (U.S.) Securities and Exchange Commission (“SEC”) and posted on the Investor section of our website at www.angiotech.com.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported in accordance with U.S. GAAP unless otherwise noted.

Non-GAAP Financial Information

Certain financial measures in this press release are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In addition, we have presented adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a non-GAAP financial metric that excludes certain non-cash and non-recurring items. Management uses Adjusted EBITDA to establish operational goals, and believes that this metric may assist investors in evaluating the results of our business and analyzing the underlying trends over time. In addition, our creditors may monitor this metric to measure compliance with certain financial covenants in our lending agreements, or assess the operating and cash flow performance of our business. Investors should consider our non-GAAP Adjusted EBITDA in addition to, and not as a substitute for, or as superior to, financial metrics prepared in accordance with GAAP. A reconciliation of our non-GAAP Adjusted EBITDA to our GAAP-based net income or loss has been included in the appendix to this press release. We have also included explanations about our use of Adjusted EBITDA and a detailed description of the adjustments made.

Fresh Start Accounting

On May 12, 2011 we implemented a recapitalization transaction which, among other things, eliminated our $250 million 7.75% Senior Subordinated Notes due in 2014 and $16 million of related interest obligations in exchange for new common shares in Angiotech (the “Recapitalization Transaction”). In connection with this Recapitalization Transaction, we were required to adopt fresh start accounting in accordance with ASC No. 852—Reorganization on April 30, 2011 (the “Convenience Date”). As such, material adjustments recorded per the application of fresh-start accounting, which result from the required process of determining an estimated reorganization value by re-valuing all of the Company’s balance sheet assets as of the Convenience Date, were applied to the Company’s May 1, 2011 consolidated balance sheet and the consolidated statements of operations for the four months ended April 2011.

Given that the Recapitalization Transaction and adoption of fresh start accounting resulted in a new entity for financial reporting purposes, Angiotech is referred to as the “Predecessor Company” for all periods preceding the Convenience Date and the “Successor Company” for all periods subsequent to the Convenience Date. However, we believe that the comparison of results from the three and twelve months ended December 31, 2011 versus the three and twelve months ended December 31, 2010 provides the best comparison and analysis of our operating results (see the Consolidated Statements of Operations presented below for the reconciliation of the combined results). Where specific income statement items have been significantly impacted as compared to our historical results; either temporarily (as in the case of Cost of Products Sold) or permanently (as in the case of intangible assets and the associated amortization expense) by the Recapitalization Transaction and fresh-start accounting; we have provided explanations of these non-cash and/or non-recurring adjustments the discussion below.

Upon implementation of fresh start accounting, the estimated reorganization value was allocated to our assets based on their estimated fair values; the deficit, additional paid-in-capital and other comprehensive income balances were eliminated; and debt and equity balances were revalued at their estimated fair values. Our estimated reorganization value was determined in collaboration with an independent financial advisor specifically for the purposes of fresh start accounting. As our estimated reorganization value is inherently subject to significant uncertainties, there is no assurance that the estimates and assumptions used in these valuations will be realized and actual results may differ materially. After the estimated reorganization value was assigned to tangible assets and identifiable intangible assets, the excess of the estimated reorganization value over and above the identifiable net asset values was recorded as goodwill.

For further discussion of fresh start accounting and its impact on historical operating results, please refer to our audited consolidated financial statements and Management, Discussion and Analysis for the eight months ended December 31, 2011 filed on Form 10-K with the SEC on March 29, 2012.

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts expressed in thousands of U.S. dollars, except share and per share data)

(Unaudited )

	Successor Company		Predecessor Company
	Three months ended		Three months ended
	December 31,		December 31,
	2011		2010
REVENUE
Product sales, net	$51,506		$55,699
Royalty revenue	7,106		6,204
License fees	—		128
	58,612		62,031

EXPENSES
Cost of products sold	24,619		26,421
License and royalty fees	164		1,005
Research and development	6,632		6,890
Selling, general and administration	25,031		22,367
Depreciation and amortization	9,037		8,797
Write-down of assets held for sale	—		750
Write-down of property, plant and equipment	4,359		4,779
Write-down of intangible assets	10,850		2,814
	80,692		73,823
Operating loss	(22,080)		(11,792)

Other income (expenses)
Foreign exchange loss	(166)		(258)
Other income (expense)	212		(59)
Debt restructuring costs	—		(6,299)
Interest expense	(4,329)		(12,479)
Write-down of deferred financing charges	—		(291)
Write-downs of investments	(2,035)		(1,081)
Loan settlement gain	—		700
Gain on disposal of Laguna Hills manufacturing facility	—		2,005
Total other expenses	(6,318)		(17,762)
Loss before income taxes	(28,398)		(29,554)
Income tax recovery	(884)		(2,012)

Net loss	$(27,514)		$(27,542)

Basic and diluted net loss per common share	$(2.20	)(1)	$(0.32	)(1)

Basic and diluted weighted average number of common shares outstanding (in thousands)	12,528		85,180

(1)                   There is no dilutive effect on basic weighted average common shares outstanding for the three months ended December 31, 2011 or 2010 as Angiotech was in a loss position during each of these periods.

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts expressed in thousands of U.S. dollars, except share and per share data)

(Audited)

	Successor Company		Predecessor Company
	Eight months ended		Four months ended	Combined year ended	Year ended
	December 31,		April 30,	December 31,	December 31,
	2011		2011	2011	2010

REVENUE
Product sales, net	$139,307		$69,198	$208,505	$211,495
Royalty revenue	13,670		10,941	24,611	34,461
License fees	—		127	127	286
	152,977		80,266	233,243	246,242

EXPENSES
Cost of products sold	90,348		32,219	122,567	106,304
License and royalty fees	264		68	332	5,889
Research and development	14,076		5,686	19,762	26,790
Selling, general and administration	60,424		24,846	85,270	89,238
Depreciation and amortization	23,973		14,329	38,302	33,745
Write-down of assets held for sale	—		570	570	1,450
Write-down of property, plant and equipment	4,502		215	4,717	4,779
Write-down of intangible assets	10,850		—	10,850	2,814
Escrow settlement recovery	—		—	—	(4,710)
	204,437		77,933	282,370	266,299
Operating (loss) income	(51,460)		2,333	(49,127)	(20,057)

Other income (expenses)
Foreign exchange gain (loss)	1,461		(646)	815	1,011
Other income (expense)	547		34	581	(862)
Debt restructuring costs	—		—	—	(9,277)
Interest expense	(11,945)		(10,327)	(22,272)	(40,258)
Write-downs of investments	(2,035)		—	(2,035)	(1,297)
Loan settlement gain	—		—	—	1,880
Gain on disposal of Laguna Hills manufacturing facility	—		—	—	2,005
Total other expenses	(11,972)		(10,939)	(22,911)	(46,798)
Loss before reorganization items, gain on extinguishment of debt and settlement of other other liabilities and income taxes	(63,432)		(8,606)	(72,038)	(66,855)
Reorganization items	—		321,084	321,084	—
Gain on extinguishment of debt and settlement of other liabilities	—		67,307	67,307	—
Loss before income taxes	(63,432)		379,785	316,353	(66,855)
Income tax (recovery) expense	(2,986)		267	(2,719)	(44)

Net (loss) income	$(60,446)		$379,518	$319,072	$(66,811)

Basic and diluted net (loss) income per common share	$(4.82	)(1)	$4.46 (2)		$(0.78	)(1)

Basic and diluted weighted average number of common shares outstanding (in thousands)	12,528		85,185		85,168

(a)                    There is no dilutive effect on basic weighted average common shares outstanding for the eight months ended December 31, 2011 and the year ended December 31, 2010 as Angiotech was in a loss position during each of these periods.

(b)                   There was no dilutive effect on basic weighted average common shares outstanding for the four months ended April 30, 2011 given that the impact of stock options was anti-dilutive.

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED BALANCE SHEETS

(All amounts expressed in thousands of U.S. dollars, except share data)

(Audited)

	Successor Company	Predecessor Company
	December 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$22,173	$33,315
Short-term investments	3,259	4,653
Accounts receivable	28,238	33,494
Income tax receivable	1,462	669
Inventories	34,304	34,631
Deferred income taxes, current portion	3,995	4,102
Deferred financing costs	—	5,611
Prepaid expenses and other current assets	3,167	4,649
Total current assets	96,598	121,124

Property, plant and equipment	39,189	46,261
Intangible assets	343,066	137,973
Goodwill	123,228	—
Deferred income taxes, non-current portion	2,165	—
Other assets	3,860	640
Total assets	608,106	305,998

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	30,537	36,847
Income taxes payable	2,023	2,255
Interest payable	1,450	15,761
Deferred revenue, current portion	496
Revolving credit facility	40	10,000
Debt	—	575,000
Total current liabilities	34,546	639,863

Deferred leasehold inducement	—	4,785
Deferred revenue	3,771
Deferred income taxes, non-current portion	92,634	31,702
Other tax liabilities	5,729	4,367
Debt	325,000	—
Other liabilities	19	9,357
Total non-current liabilities	427,153	50,211

Shareholders’ equity (deficit)
Predecessor share capital	—	472,753
Authorized:
200,000,000 Common shares, without par value
50,000,000 Class I Preference shares, without par value
Common shares issued and outstanding:
December 31, 2010 — 85,180,377
Sucessor share capital	203,719	—
Authorized:
Unlimited number of common shares, without par value
Common shares issued and outstanding:
December 31, 2011 — 12,556,673
Additional paid-in capital	8,552	35,470
Accumulated deficit	(60,446)	(933,352)
Accumulated other comprehensive income	(5,418)	41,053
Total shareholders’ equity (deficit)	146,407	(384,076)

Total liabilities and shareholders’ equity (deficit)	$608,106	$305,998

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities in 2012 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research and development and product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such known risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions in the United States, Canada and the other regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental legislation and regulations and changes in, or the failure to comply with, governmental legislation and regulations; availability of financial reimbursement coverage from governmental and third-party payers for products and related treatments; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development, to expand manufacturing and commercialization activities; and any other factors that may affect our performance. In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in our business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third-party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the availability of capital to finance our activities; our ability to service our debt obligations; and any other factors referenced in our other filings with the SEC. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our annual report for the eight months ended December 31, 2011 filed with the SEC on March 29, 2012 on Form 10K.

Given these uncertainties, assumptions and risk factors, investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

©2012 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech

Angiotech develops, manufactures and markets medical device products and technologies, primarily within the areas of interventional oncology, wound closure and ophthalmology. Our strategy is to utilize our precision manufacturing capabilities and our highly targeted sales and marketing capabilities to offer novel or differentiated medical device products to patients, physicians and other medical device manufacturers or distributors. For additional information about Angiotech, please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

Investor Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.

(604) 221-6933

ir@angio.com

Appendix A: Presentation of Non-GAAP Financial Information

The financial results presented in this press release include Adjusted EBITDA, which is a non-GAAP financial measure.

Economic Substance of Non-GAAP Financial Measures

Our non-GAAP Adjusted EBITDA excludes certain non-cash, non-recurring and non-operating items, which may be unpredictable, volatile and not directly correlated to our operating performance. We believe exclusion of these items from our GAAP-based net loss may provide the following advantages: (i) improved understanding of trends underlying our business and performance; (ii) improved consistency across periods when measuring and assessing our operating performance; (iii) improved understanding of the cash flow and cash earnings generated by our business in a given period and as compared to prior periods; and (iv) improved comparability of our operating results to those of similar companies in our industry.

Examples of these non-cash, non-recurring and non-operating items may include: integration and restructuring expenses, reorganization adjustments, retrospective adjustments driven by accounting policy changes, financing charges, asset write-downs, impairment charges, foreign exchange fluctuations, stock-based compensation expense, acquisition related amortization charges and certain extraordinary litigation expenses. A detailed discussion of the excluded items is provided below (see “Description of Adjustments”).

Investors are cautioned that Adjusted EBITDA does not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers. Our non-GAAP Adjusted EBITDA is a supplemental metric and should not be viewed as a substitute for, or superior to, financial results and measures prepared in accordance with GAAP. We have prepared a reconciliation of our non-GAAP Adjusted EBITDA to our GAAP-based net (loss) income included in this Appendix. Management compensates for certain material limitations that may be applicable to our use of Adjusted EBITDA by reviewing our operating results that have been prepared in accordance with GAAP.

Use of Non-GAAP Financial Measures

Management uses Adjusted EBITDA when setting corporate and operational goals, and evaluating operating performance in connection with:

•                  Presenting, comparing and assessing the financial results and forecasts reported to our Board of Directors.

•                  Evaluating, managing and benchmarking our operating performance.

•                  Analyzing underlying trends in our business.

•                  Evaluating market position and performance relative to our competitors, many of which use the same or similar performance metrics.

•                  Establishing internal operating budgets and goals.

•                  Determining compensation under bonus or other incentive programs.

•                  Enhancing comparability from period to period.

•                  Assessing compliance with credit facility covenants.

•                  Providing vital information in assessing cash flows to service our significant debt obligations.

•                  Comparing performance with internal forecasts and targeted business models.

•                  Evaluating and valuing potential acquisition candidates.

The adjustments used to compute our non-GAAP Adjusted EBITDA are consistent with those excluded from operating results that may be used by our chief operating decision maker to make operating decisions and assess performance. We have provided this information to enable investors to analyze our operating results in the same way that management may use this information to assess our business relative to other periods, our business objectives and similar companies in our industry.

ANGIOTECH PHARMACEUTICALS, INC.

CALCULATION OF ADJUSTED EBITDA

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
(in thousands U.S.$)	2011	2010	2011	2010

Net income (loss)	$(27,514)	$(27,542)	$319,072	$(66,811)
Interest expense on long-term debt	4,329	12,479	22,272	40,258
Income tax expense (recovery)	(884)	(2,012)	(2,719)	(44)
Depreciation and amortization	9,458	9,729	41,630	37,625
EBITDA	(14,611)	(7,346)	380,255	11,028
Adjustments:
Non-recurring revenue, net of license fees (a)	—	(53)	(127)	(211)
Non-recurring restructuring related charges (b)	5,947	2,484	8,256	6,212
Reorganization items and other non-recurring transaction fees (c)	—	6,299	(321,084)	10,208
Stock-based compensation expense (d)	6,216	442	10,312	1,792
Litigation expenses (e)	—	940	100	1,103
Foreign exchange (gain) loss (f)	166	258	(815)	(1,011)
Non-cash royalty expense (g)	—	978	—	5,712
Write-downs of investments and other long-lived assets (h)	17,244	9,424	18,172	10,339
Write-downs of deferred financing charges (i)	—	291	—	291
Non-recurring inventory fair value impact (j)	—	—	22,616	—
Non-recurring production charges (j)	—	37	—	326
Non-recurring escrow settlement recovery (k)	—	—	—	(4,710)
Non-recurring loan settlement gain (k)	—	(700)	—	(1,880)
Gain on disposal of Laguna Hills manufacturing facility (k)	—	(2,005)	—	(2,005)
Gain on extinguishment of debt (k)	—	—	(67,307)	—
Investment and other (income) expense	(212)	59	(581)	229
Adjusted EBITDA	$14,750	$11,108	$49,797	$37,423

For an explanation of the adjustments used to derive our Adjusted EBITDA, please refer to the corresponding discussion in the “Description of Adjustments” section below.

Description of Adjustments

The following provides an explanation of each of the items that management has adjusted to derive its non-GAAP Adjusted EBITDA for the three months and year ended December 31, 2011.

(a)                Non-Recurring Revenue and Other Revenue Adjustments

Our Adjusted EBITDA for the three months and years ended December 31, 2011 and 2010 exclude certain non-recurring and non-operating license revenue that is reported as part of our GAAP-based revenue.

(b)                Restructuring-Related Charges

Our Adjusted EBITDA excludes certain expenses related to corporate reorganization or plant restructuring activities that we are pursuing, or have completed in prior periods. These amounts, which are added back to our GAAP-based net (loss) income, primarily represent severance costs; asset write-offs; contract renegotiation or termination fees; and other expenses associated with plant closures, transfers of production lines from one facility to another and plant headcount optimization initiatives that are not reasonably expected to recur in the future.

Our Adjusted EBITDA for the three months ended December 31, 2011 excludes: $3.1 million of accrued severance obligations related to the termination of executives in October and December 2011; $2.1 million of severance costs related to personnel reductions in our research and development and sales and marketing departments in December 2011; and $0.6 million of costs associated with the transfer of certain production activities from our Reading, Pennsylvania facility to our Puerto Rico facility. Similarly, our Adjusted EBITDA for the year ended December 31, 2011 excludes: $3.1 million of accrued severance obligations related to the termination of executives in October and December 2011; $1.4 million of cash severance costs paid to executives who were terminated in July 2011; $3.0 million of severance costs related to personnel reductions in our research and development and sales and marketing departments; $1.7 million of costs associated with the transfer of certain production activities as described above; $0.4 million of severance costs related to headcount reductions and residual reorganization costs from the 2008 closure of our Syracuse, New York manufacturing facility; and $0.6 million of exit costs related to the downsizing and termination of certain rentable space at two of our facilities. These adjustments were partially offset by a $1.0 million non-cash recovery on our rent expense resulting from the acceleration of amortization of certain leasehold inducements received in prior years associated with the reduction of leased space at one of our facilities; and a $0.6 million recovery on a lease obligation previously recorded for a property lease that has since been terminated.

Our Adjusted EBITDA for the three months ended December 31, 2010 excludes the following restructuring charges: $1.1 million of costs associated with the transfer of certain production activities as described above; $0.1 million of severance costs related to headcount reductions and residual reorganization costs relating to the 2008 closure of our Syracuse, New York manufacturing facility; and a $1.3 million inventory write-down related to the termination of two distribution agreements. Similarly, our Adjusted EBITDA for the year ended December 31, 2010 excludes: $2.8 million of costs associated with the transfer of certain production activities as described above; $1.0 million of severance costs related to headcount reductions and residual reorganization costs from the 2008 closure of our Syracuse, New York manufacturing facility; $0.4 million of exit costs associated with a leased property which is no longer in use; and $2.0 million of inventory write-downs related to the termination of two distribution agreements.

(c) Reorganization Items and Other Non-Recurring Transaction Fees

Our Adjusted EBITDA excludes certain extraordinary and non-recurring costs related to significant corporate transactions. These amounts are adjusted from our GAAP-based net (loss) income because they are highly variable and specific to the extent and nature of the transaction being undertaken. As these expenses are not directly correlated to our day-to-day operating performance and are due to transaction or related financing decisions made by us that are infrequent or volatile in nature and specific to the situation at that time, inclusion of these charges in our financial results makes it more difficult to compare our performance to that of prior periods or similar companies in our industry, or to assess the cash flow generation of our operations.

For the three months ended December 31, 2011, we did not incur any reorganization items or other non-recurring transaction fees for the purposes of calculating our Adjusted EBITDA. However, our Adjusted EBITDA for the year ended December 31, 2011 excludes net reorganization gains, fees and expenses of $321.1 million related to our Recapitalization Transaction. The $321.1 million of reorganization gains, fees and expenses consists of: (i) $341.2 million of non-cash gains realized due to fair value adjustments recorded under fresh start accounting; (ii) $17.9 million of professional fees paid to advisors for legal, accounting and other financial consulting services, primarily relating to the Recapitalization Transaction; (iii) $1.6 million of additional insurance costs required to indemnify directors and officers for a period of six years after the completion of the Recapitalization Transaction; (iv) a $0.8 million incentive fee paid under the terms of a Key Incentive Employment Plan (“KEIP”) that was implemented in connection with the Recapitalization Transaction, which is net of a $0.2 million tax recovery; (v) a $1.5 million recovery of prior year royalty fees that resulted from a Settlement and License Termination Agreement negotiated with our partner Rex Medical, LLP as part of the Recapitalization Transaction; and a $1.4 million charge to stock based compensation expense related to the cancellation of the Predecessor Company’s existing options and awards in accordance with the terms of the Recapitalization Transaction.

Our Adjusted EBITDA for the three months ended December 31, 2010 excludes $6.3 million of professional fees paid to advisors in connection with the Recapitalization Transaction. Our Adjusted EBITDA for the year ended December 31, 2010 excludes $9.3 million of professional fees and expenses related to the Recapitalization Transaction, $0.4 million of general consulting costs, and $0.6 million of transaction expenses related to our acquisition of certain product candidates and technology assets from Haemacure Corporation (“Haemacure”) in early 2010 in exchange for the settlement of certain loans owed to us.

(d) Stock-Based Compensation Expense

Our Adjusted EBITDA excludes amounts recorded for stock-based compensation expense. Stock-based compensation expense is added back to our GAAP-based net (loss) income because it is a non-cash charge required by GAAP, which represents an estimated additional cost associated with the issuance of stock options to management and employees as part of their compensation. Such compensation expense is a non-cash expense calculated using the Black-Scholes or other similar methodology to derive the expected fair value of awards issued to employees under the Company’s stock based compensation plans. Fair value calculations may be highly subjective, because they are dictated by the specific assumptions and inputs used in the model. Key assumptions and inputs may include our estimated stock price on the day the calculation is completed, the historical volatility of the Predecessor Company’s stock price, historical volatilities of our industry peer groups, the estimated risk-free rate of return offered by the market and other factors, which are not directly correlated to our day-to-day operating performance and are difficult to determine, predict or forecast. In these respects and others (including the methodology that may be used to calculate such expense), methods and data that may be used to complete the calculation of stock-based compensation expense may vary widely from period to period or from company to company.

Inclusion of stock based compensation in our results makes it difficult to assess our operational cash flows as well as measure and compare our performance to that of similar companies in our industry, our operating goals or our performance in prior periods.

Our Adjusted EBITDA for the three months ended December 31, 2011 excludes stock-based compensation expense of $6.2 million. The $6.2 million adjustment includes $5.5 million of stock based compensation expense associated with the accelerated vesting of restricted stock and restricted stock units and stock options that was provided for under the provisions of employment agreements for certain executives whose employment terminated in October and December 2011, and $0.6 million of stock based compensation expense related to restricted stock, restricted stock units and new stock options that were issued to certain employees and directors at the conclusion of the Recapitalization Transaction.

Our Adjusted EBITDA for the year ended December 31, 2011 excludes stock-based compensation expense of $10.3 million. The $10.3 million adjustment includes $7.5 million of stock based compensation expense associated with the accelerated vesting of restricted stock, restricted stock units and stock options that was provided for under the provisions of employment agreements for certain executives whose employment terminated in July, October and December 2011; $2.4 million of stock based compensation expense related to restricted stock, restricted stock units and new stock options that were issued to certain employees and directors at the conclusion of the Recapitalization Transaction; and $0.4 million of stock based compensation expense related to options and awards issued under the Predecessor Company’s 2006 Stock Incentive Plan.

Our Adjusted EBITDA for the three months and year ended December 31, 2010 excludes stock-based compensation expense of $0.4 million and $1.8 million, respectively.

(e) Litigation-Related Charges

Our Adjusted EBITDA excludes certain litigation-related charges, which are incurred in connection with extraordinary litigation matters that are inherently unpredictable, highly variable from period to period, are not reasonably expected to recur in future periods or are not related to the day to day operational activities of our business.

Our Adjusted EBITDA for the three months and year ended December 31, 2011 excludes litigation-related charges of nil and $0.1 million, respectively.

Our Adjusted EBITDA for the three months and year ended December 31, 2010 excludes litigation-related charges of $0.9 million and $1.1 million, respectively.

(f) Foreign Exchange Gains and Losses

Our Adjusted EBITDA excludes amounts recorded for certain foreign exchange gains and losses. These amounts, which are added back to our GAAP-based net (loss) income, primarily represent expenses related to differences arising from translating assets held by us in foreign territories and denominated in foreign currencies, into our reporting currency. These foreign currency assets fund our research and development activities in Canada, and are unique to our current operational structure. As they have no bearing on our day-to-day operations, operating decisions or our ability to fund or manage our operations or research and development programs, we exclude them from our non-GAAP Adjusted EBITDA.

Our Adjusted EBITDA for the three months and year ended December 31, 2011 excludes net foreign exchange losses of $0.2 million and net foreign exchange gains of $0.8 million, respectively.

Our Adjusted EBITDA for the three months and year ended December 31, 2010 excludes net foreign exchange losses of $0.3 million and net foreign exchange gains of $1.0 million, respectively.

(g) Non-cash Royalty Expense

For the three months and year ended December 31, 2010, Adjusted EBITDA excludes $1.0 million and $5.7 million of license and royalty fees owing to National Institutes of Health (the “NIH”), respectively. These fees were accrued in accordance with the terms of the NIH License Agreement relating to royalties on net TAXUS sales for the years 2010 and 2009.  These fees were excluded from Adjusted EBITDA given that they were waived as part of the amendment to the NIH License Agreement that was entered into on December 29, 2010 as part of the Predecessor Company’s restructuring activities preceding the Recapitalization Transaction. There were no such expenses in 2011.

(h) Other Long-Lived Asset Impairment Charges

Our Adjusted EBITDA excludes certain write-downs of investments or other long-lived assets, for which the carrying values are impaired and irrecoverable. These amounts are added back to our GAAP-based net (loss) income because they are typically non-recurring, non-operating and non-cash write-downs or expense items, thus making it difficult to compare our operating performance in the period the impairment expense is incurred to our operating performance in other periods, or to the operating performance of similar companies in our industry. Management typically excludes these charges from our operating goals, forecasts, budgets and other non-GAAP financial measures.

Our Adjusted EBITDA for the three months ended December 31, 2011 excludes $10.9 million of non-cash intangible asset impairment write-downs and $4.4 million of fixed asset impairment write-downs related to our termination of our anti-infective product, research and development programs and personnel reductions in our research and development department; and a $2.0 million other-than-temporary impairment write-down of our short term investments. In addition to the items noted above, our Adjusted EBITDA for the year ended December 31, 2011 also excludes a $0.6 million write-down of a property based in Vancouver, Canada that was sold in May 2011 and $0.3 million of write-downs of certain leasehold improvements and furniture and fixtures in connection with our downsizing of our Rochester manufacturing facility and our Seattle office.

Our Adjusted EBITDA for the three months ended December 31, 2010 excludes non-cash asset impairment charges of $4.8 million related to property, plant and equipment; $2.8 million related to intangible assets; $0.8 million related to a property that was previously classified as held-for-sale; and $1.0 million related to write-offs of two long term investments. Similarly, our Adjusted EBITDA for the year ended December 31, 2010 excludes non-cash impairment charges of $4.8 million related to property, plant and equipment; $2.8 million related to intangible assets; $1.5 million related to two properties that were previously classified as held-for- sale; and $1.3 million related to write-offs of three long term investments. The impairment charges recorded in 2010 were primarily related to activities that were initiated prior to the commencement of the Recapitalization Transaction.

(i) Write-Downs of Deferred Financing Charges and Other Non-Cash Deferred Financing Charges

Our Adjusted EBITDA excludes certain write-downs of deferred financing charges and other non-cash deferred financing charges. These amounts are added back to our GAAP-based net income (loss) because they are generally non-cash or non-recurring in nature. Furthermore, these expenses are not directly correlated to our day-to-day operating performance and are due to capital structure or financing decisions made by us that are specific to our situation at that point in time. Inclusion of these charges in our financial results diminishes the comparability of our performance to that of prior periods or similar companies in our industry and makes it difficult to assess the cash flow generation of our operations.  These expenses may include: amortization of debt financing fees, incurred in connection with our debt financing activities, over the expected life of the debt instrument; as well as write-downs of deferred financing charges which are estimated to have no future benefit.

Our Adjusted EBITDA for the three months and year ended December 31, 2010 excludes a $0.3 million write-off of deferred financing charges related to our shelf registration statement filed with the SEC in 2009 as well as non-cash amortization of financing charges (included in interest expense) of $4.0 million and $6.2 million, respectively.

(i) Non-Recurring Production Charges

Our Adjusted EBITDA excludes amounts recorded for certain extraordinary and non-recurring production costs. These amounts are excluded from our Adjusted EBITDA because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

During the three months ended December 31, 2011 and 2010, we did not record any significant unusual or non-recurring production charges for the purposes of calculating our Adjusted EBIDTA.

Due to the fair value increase required to be ascribed to our inventory balances on April 30, 2011 due to fresh start accounting, our 2011 cost of products sold was temporarily reported at materially greater levels per dollar of sales from May to August 2011 as compared to prior periods. Specifically, cost of products sold increased by $15.5 million to $121.8 million for the year ended December 31, 2011 from $106.3 million for the year ended December 31, 2010. The 14.6% increase is primarily due to the $22.6 million non-cash increase in the cost of inventory resulting from the turnover of inventory that was revalued from $37.5 million to $60.1 million upon implementation of fresh start accounting. This was the primary reason for the temporary decline in our Medical Products reported consolidated gross margin to 42.0% for the year ended December 31, 2011 compared to 49.7% for the year ended December 31, 2010. Excluding the impact of this fresh start accounting adjustment, our 2011 cost of products sold and consolidated gross margin would have been $99.2 million and 52.4%, respectively, compared to $106.3 million and 49.7% for 2010. The temporary non-cash fair value impact of fresh start accounting on inventory was fully charged to cost of products sold during the eight months ended December 31, 2011 and had no impact on our cash flows, liquidity, credit profile or capital resources. This fresh start accounting adjustment is not expected to negatively affect our future reported cost of products sold and consolidated gross margins. Our future reported cost of products sold and consolidated gross margins are expected to be relatively consistent with historically reported figures. As such, our Adjusted EBITDA for the year ended December 31, 2011 excludes this $22.6 million non-cash increase to cost of products sold.

During the year ended December 31, 2010, we initiated two voluntary product recalls related to a packaging defect and a potential product sterility issue identified at one of our manufacturing facilities. No patient injuries were reported related to these products and the appropriate quality control measures and corrective actions were taken to remedy future packaging defects. Our Adjusted EBITDA for the year ended December 31, 2010 excludes a net sales provision charge of $0.3 million that was recorded for the estimated cost of issuing credit notes to customers who were expected to respond to our recall notice relating to this potential product sterility issue.

(k) Non-Recurring Gains

Our Adjusted EBITDA excludes certain extraordinary and non-recurring gains. These amounts are adjusted from our GAAP-based metrics because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

During the three months ended December 31, 2011, no non-recurring gains were recorded for the purposes of calculating our Adjusted EBITDA. Our Adjusted EBITDA for the year ended December 31, 2011 excludes a $67.3 million gain related to the settlement and extinguishment of our $250 million Subordinated Notes, $16 million of related interest obligations and $4.1 million of certain other liabilities that were subject to compromise as part of the Recapitalization Transaction.

Our Adjusted EBITDA for the three months ended December 31, 2010 excludes a $2.0 million gain from the sale of our Laguna Hills manufacturing facility and related long-lived assets; as well as the $0.7 million increase to our $1.2 million loan settlement gain recognized in connection with our acquisition of certain product candidates and technology from Haemacure as discussed under the Reorganization Items and Other Non-Recurring Transaction Fees section above. In addition to the preceding adjustments for the three months ended December 31, 2010, our Adjusted EBITDA for the year ended December 31, 2010 also excludes a $4.7 million recovery received in connection with the settlement of an outstanding escrow claim with RoundTable Healthcare Partners, LP related to our March 2006 acquisition of American Medical Instruments Holdings, Inc.; and the entire $1.9 million Haemacure loan settlement gain discussed above.

Material Limitations

While we believe our measure of Adjusted EBITDA is a useful financial metric for the reasons stated above, there may be certain inherent limitations in this non-GAAP metric, including but not limited to:

•                  Exclusion of amortization and depreciation expense from our Adjusted EBITDA does not take into account the need for future capital spending, whether this is to support growth or to replace assets which are subject to wear and tear.

•                  Exclusion of write-downs, amortization and depreciation from our Adjusted EBITDA does not take into consideration the potential tax impacts or obligations which can materialize into actual future cash flows.

•                  As we use our own approach for calculating our Adjusted EBITDA, other companies may not make the same adjustments or disclose their financial data in a manner that would allow comparison of their results to our adjusted results, thus decreasing comparability of our adjusted financial measures as comparative analytical tools.

•                  Non-GAAP based adjustments may not take into account the full economic cost of running our business. For example, financing costs are required to raise capital, which is used to fund operations. Adjusted financial measures do not necessarily reflect these considerations.

As noted above, our Adjusted EBITDA is not a substitute for our GAAP-derived financial measures and statements. Adjusted EBITDA is used by management to supplement our GAAP disclosures and help investors and lenders gain a better understanding of our operating performance. It also provides investors, lenders, and our Board of Directors with access to the same data used by management to assess our operating performance. Management compensates for the foregoing limitations by ensuring that our GAAP disclosures are transparent and sufficient to provide readers with the information required to reconcile financial results and form unbiased conclusions.